Exhibit 10.12
Lancer Capital, LLC
222 Lakeview Avenue, Suite 1660
West Palm Beach, FL 33401

August 8, 2023

INNOVATE Corp.
222 Lakeview Ave., Suite 1660
West Palm Beach
FL 33401

Re:    Financial Support Commitment

To Whom It May Concern:
This letter sets forth the terms and conditions upon which Lancer Capital LLC, a Delaware limited liability company ("Lancer") agrees to provide financial support to INNOVATE Corp., a Delaware corporation (the "Company").
Lancer unconditionally and irrevocably, until the Termination Date (as defined below), agrees to provide financial support to the Company as follows:
1.    If the Company is unable to meet its payment or covenant obligations with respect to its funded debt during the term of this letter agreement, Lancer will provide the necessary financial support to the Company (each, a "Contribution" and together, the "Contributions") to ensure the Company’s ability to meet such obligations as a going concern through the Termination Date up to a total of US$35,000,000.00 for all Contributions in the aggregate (the "Maximum Commitment Amount"). A Contribution may take the form of a loan, equity investment, deferral of obligations, or backstop commitment with respect to a capital raise.
2.    Each Contribution will be made within five (5) days following a written request to Lancer from the Company, which request will contain the required Contribution amount and a description of the Company's payment or covenant obligation necessitating such Contribution.
3.    The Company shall use commercially reasonable efforts to obtain funding from other sources prior to requesting a Contribution.
4.    The obligations of Lancer to provide the financial support provided herein shall terminate on August 11, 2024 (the "Termination Date").
The Company shall be responsible for payment of the costs and expenses of Lancer with respect to this letter agreement and the making of any Contributions hereunder, including without limitation reasonable attorneys' fees.

This letter agreement shall be governed by the laws of the State of Delaware. This letter agreement is intended solely for the benefit of the parties hereto, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, including without limitation or equity holder or creditor of the Company.
The undersigned, having the financial wherewithal to entire into this irrevocable commitment, makes the above commitment to the Company.

Lancer Capital LLC

By:	/s/ Avram Glazer
Avram Glazer
President